Macrovision Corporation

                                                            1341 Orleans Drive
                                                          Sunnyvale, CA  94089
                                                                (408) 743-8600
                                                Fax:            (408) 743-8610
                                                           www.macrovision.com




Confidential to Roy B. Bennett & Associates and Macrovision Corporation


September 14, 1998                       via Federal Express
                                         Copy to FAX to 604 925 9367 (7 pages)
                                         Tel: 604 922 9367

Mr. Roy B. Bennett
Roy B. Bennett & Associates
2757 Chelsea Court
W. Vancouver, British Columbia
CANADA   V7S 3E9

Dear Roy:

Following up on our discussion earlier today, I am pleased to present to you this updated letter agreement. This letter supersedes my earlier letter to you dated September 13, 1998.

We present below the key business terms related to the grant by Macrovision of an option to Roy B. Bennett & Associates (or a corporation designated by Roy B. Bennett and Associates which is acceptable to Macrovision as a corporation duly organized and in good standing and which has the appropriate corporate authority to receive such a license - referred to hereinafter as "RBBA") to procure an exclusive license to use Macrovision's analog copy protection technology in the US for RBBA's E-video less than real time programming service.

1.  Option Grant

Macrovision hereby grants to RBBA the exclusive option (the "Option") for the fifteen month period beginning October 1, 1998 and ending December 31, 1999 (the "Option Period"), and subject to the occurrence of one or more events described in paragraph 3 below (the "Trigger Events"), to procure an exclusive, non-transferable license, without the right to sub-license (the "License"), to apply Macrovision's analog copy protection technology (the "Technology") in the US (the "Territory") to RBBA's E-Video transmissions in the "less than real time" domain (the "Field of Use"). In this context, "less than real time" means any application in which video programs are transmitted to an end user in significantly less time than the program's normal running time, and such programs are recorded as received on a suitable medium, for later viewing by the end user.

The Option shall not be exercisable unless one or more of the Trigger Events has first occurred during the Option Period. RBBA acknowledges that there is no assurance that one or more Trigger Events will occur during the Option Period.

The Option shall expire if it has not been exercised by notice to Macrovision in writing during the Option Period.

2.  Option Fee

RBBA will pay to Macrovision, upon the execution of this Letter Agreement by Macrovision and RBBA, the initial sum of US $25,000 and shall pay an additional sum of $15,000 on or before each of the following dates (individually, an "Option Fee"; collectively the "Option Fees"):

               1.  November 30, 1998
               2.  February 28, 1999
               3.  May 31, 1999
               4.  August 31, 1999
               5.  November 30, 1999

Each Option Fee shall be nonrefundable when paid. This letter agreement shall terminate immediately and automatically if any Option Fee is not paid within 5 business days of the due date listed above. All Option Fees which are due subsequent to the payment of the Initial License Fee (as described below) shall be waived.

3.  Trigger Events

Each of the following events qualifies as a "Trigger Event" if, in Macrovision's sole discretion, any of them are deemed to have occurred and if Macrovision's legal counsel is able to issue a legal opinion which states that the Technology is unencumbered and available to be licensed to RBBA as contemplated herein:


All of the EMC3 corporate entities (including but not limited to EMC2 International Holding N.V., EMC3 International Holding B.V., Entertainment Made Convenient (Emc3) U.S.A. Inc., and Entertainment Made Convenient (Emc3)) with potential claims upon Macrovision for use of Macrovision's analog copy protection technology in the Field of Use in the US are:

            i.    declared bankrupt,
            ii.   make a formal assignment for the benefit of creditors,
            iii.  formally go into liquidation,
            iv.   are wound up, or
            v. have receivers or trustees appointed to oversee all their assets, and such petition, assignment or appointment is not dismissed or discharged within 60 days of such event.

RBBA acknowledges that Macrovision will not take any action against or in respect of any of the aforementioned corporate entities for the purpose of bringing about such financial status.

4.  Initial License Fee

Upon RBBA's exercise of the Option, RBBA will pay to Macrovision an initial license fee of US$400,000.

5.  Usage Royalties

RBBA will pay to Macrovision usage royalties for the application of the Technology to E-video programming at the rate of 1% of the gross subscription fees received from E-video customers; i.e., 1% of the gross revenues generated by the E-video services. Royalties shall be payable in U.S. dollars monthly and shall be accompanied by reports reasonably satisfactory to Macrovision which support the calculation of the royalty payment.

6.  Minimum Royalties

Beginning on the first anniversary of the exercise of the Option, and at each of the next three anniversaries thereafter, RBBA shall pay to Macrovision a minimum annual usage fee of US$250,000 as an advance against that year's 1% royalties on total revenues from the E-video service. Each such US$250,000 minimum annual fee shall be applicable to usage royalties incurred during the 12 months following each payment; there shall be no carryover from one year to the next.

7.  Minimum Gross Revenues

RBBA's exclusive rights under the license contemplated hereunder shall become non-exclusive if a commercial launch of the E-video service has not occurred within 18 months of RBBA's exercise of the Option or if the E-video service does not generate in excess of US$250,000,000 in gross revenues from the US in the fourth full year of operation following RBBA's exercise of the Option. For the purposes of this Letter Agreement, "commercial launch" means the first month in which usage royalties payable to Macrovision exceed US$1,000.00.

8.  Ownership Interest in RBBA

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged by RBBA, RBBA shall, within thirty days following RBBA's exercise of the Option, grant Macrovision a 3% equity interest in its common stock.

9.  Specification of Copy Protection Technology in Receiver/Decoders

RBBA agrees to specify that all E-video authorized receiver/recorders incorporate the Technology, and to apply the Technology to all E-video program transmissions. Each RBBA- authorized receiver/recorder manufacturer shall be required to enter into a separate license agreement with Macrovision for the E-video copy protection application. Such application based license will be under terms and conditions specified by Macrovision, which currently include an initial license fee of US$75,000, and royalty of US$1.00 per receiver/recorder produced.

10.  Copy Protection Management Strategy

RBBA will design and implement a Copy Protection Management Strategy (CPMS) in the E-video transaction processing, conditional access, and billing systems. A customized version of the CPMS software architecture will be created by E-video and Macrovision technical personnel for this purpose.


11.    Term

The initial term of the License shall be five years from the date of exercise of the Option. So long as RBBA has materially complied with all of the terms and conditions of this Letter Agreement and any succeeding long form agreement, RBBA shall have the additional option, by providing Macrovision with written notice on or before the fifty-fourth month of this Letter Agreement (4.5 years) to renew the License for an additional five year term (the "Renewal Term") on the same terms and conditions as described above, for an additional US$350,000 license fee paid to Macrovision prior to the expiration of the initial License. Such renewed License shall include all of the terms of the initial License, except that the requirement for the payment of minimum annual usage royalties shall increase to the sum of US$350,000 per year beginning on the first anniversary of the Renewal Term and on each anniversary thereafter.

12.    Additional Countries; Right of First Refusal

So long as RBBA has materially complied with all of the terms and conditions of this Letter Agreement and any succeeding long form agreement, and subject to the restrictions set out below, RBBA shall have the additional option to extend the territory of the License (the "Expanded Territory License") to countries outside the Territory by payment to Macrovision of an initial license fee for each such country of US$1,000 per 1,000,000 population in each such country and the execution of an Expanded Territory License applicable to such countries. Such Expanded Territory License shall also include all of the terms of this Letter Agreement (and any succeeding long form agreement), including but not limited to the payment of minimum annual usage royalties of US$1,000 per 1,000,000 population per year beginning on the first anniversary of the term of each such Expanded Territory License.


Notwithstanding the above, such Expanded Territory Licenses shall not be applicable to Canada nor to any country in which Macrovision has, previous to RBBA's exercise of such option, granted exclusive or nonexclusive rights to the Technology to a third party; provided that if Macrovision receives a request from a third party to procure the rights described herein in any country other than the US, then Macrovision shall offer such License to RBBA on similar terms and conditions to those which Macrovision is prepared to enter into with such third party, and shall be free to enter into such license with such third party if RBBA does not execute an Expanded Territory License addendum to this Letter Agreement within thirty days of Macrovision's written notice to RBBA. In such cases, the option terms described above in this Section 12 shall not be applicable and RBBA shall either accept or decline such terms within sixty days of receiving notice from Macrovision. Failure of RBBA to sign such an Expanded Territory License within the said sixty days for such additional country or countries shall be deemed to be a decision on part of RBBA to decline such Expanded Territory License. RBBA and Macrovision agree to maintain an ongoing dialogue related to an Expanded Territory License for Canada and upon Macrovision's determination (such determination to be made in Macrovision's sole discretion) that there are no third party claims with respect to the Technology in Canada for the Field of Use, Macrovision shall make such a license available to RBBA under the terms specified in this Letter Agreement in return for a one time fee of $29,000 plus Usage Royalties as described in Paragraph 5 hereof.

13.    Improvements

Macrovision agrees to make available to RBBA during the term of this Letter Agreement and any succeeding long form agreement, without charge, any improvements to Macrovision's analog copy protection technology ("Improvements") which relate to degrading VHS videocassette copies made from an analog video signal to which such technology has been applied.

Other technologies developed by Macrovision prior to or during the term of this Letter Agreement or any succeeding long form agreement, including but not limited to digital watermarking, play control, disc authentication, and digital-to-digital copy protection solutions ("New Technologies"), shall not be considered Technology or Improvements hereunder. New Technologies may be made available to RBBA under a separate agreement with terms and conditions to be negotiated by the parties. RBBA acknowledges that Macrovision shall not be under any obligation to license RBBA one or more New Technologies unless the parties mutually agree upon fees, terms and conditions execute a separate agreement for such purpose.

14.    Confidentiality

Any and all information of a confidential and/or proprietary nature of either party ("Confidential Information") as may be disclosed and exchanged between the parties during the term of this Letter Agreement (and marked so as to indicate its confidentiality) shall be kept strictly confidential by each of the parties. Neither party shall disclose any Confidential Information of the other party to any third party (except for its accounting and legal advisors) without the prior written consent of the party disclosing such Confidential Information (the "Disclosing Party").

The foregoing shall not apply to information disclosed by a Disclosing Party which:

   a) is now publicly available, or becomes publicly available, through no fault of the other party;
   b) can be shown by written evidence to have been in the possession of the other party prior to the time of disclosure by the Disclosing Party;
   c) becomes available to the other party, other than by breach of confidentiality owed to the Disclosing Party;
   d)  is required by law or ordered by competent government or court.

15.    Progress Reports

Subsequent to RBBA's exercise of the Option, RBBA shall provide to Macrovision monthly status reports related to the design, development, and deployment of the E-video service.


16.    Long Form Agreement

Upon execution of this Letter Agreement by both parties, Macrovision and RBBA shall use their respective reasonable efforts to prepare and execute, on or before October 31, 1998, a long-form agreement and related documentation which incorporates the terms herein and incorporates such other terms and conditions as RBBA and Macrovision may deem reasonable or necessary to accomplish the agreement set forth herein. Notwithstanding the foregoing, this Letter Agreement when executed by Macrovision and RBBA shall represent a binding agreement between the parties which reflects the entire agreement as to the subject matter hereof and the essential terms related to the license described herein, until such time as a long form agreement which supercedes this Letter Agreement has been executed by the parties hereto.

17.    Attorney's Fees

In any dispute, litigation, or arbitration between the parties arising out of or related to this Letter Agreement, the prevailing party therein shall be entitled to have its attorneys' fees, reasonable expenses, related litigation cost and costs of suit (if any) paid by the non-prevailing party.


18.    Inspection of Records

Macrovision  will have the right during the term of this  Agreement  and for one
(1) year thereafter to have an independent certified public accounting firm review or audit RBBA's records for the purpose of certifying compliance with this Letter Agreement or any succeeding long form agreement. All audits will be at Macrovision's expense and conducted during regular business hours, and begun upon at least one (1) week's prior notice. If the audit reveals that any payments due to Macrovision have been understated by more than five percent (5%), then RBBA will reimburse Macrovision for the cot of the audit. Any discrepancy in the amounts paid will be corrected within ten (10) days of the written notice of the official results of the audit being delivered by the auditor.

19.    Termination for Breach

In the event of a material breach by either party in the performance of its duties, obligations or undertakings under this Letter Agreement, the other party will have the right to give written notice to the breaching party advising such party of the specific breach involved. If the breaching party will not have remedied such breach within thirty (30) days after such notice, the other party will have the right, in addition to any other rights and remedies it may have, to terminate this Letter Agreement immediately upon written notice to the defaulting party.

20.    Governing Law

This Agreement will be governed by and interpreted in accordance with the laws of the State of California, as such laws are applied to agreements between California residents entered into and to be wholly performed within California.

21.    Acceptance

The offer represented herein shall remain effective through September 30, 1998. It shall expire if a copy of this Letter Agreement signed on behalf of RBBA and payment of the Option Fee is not received by Macrovision on or before September 30, 1998.


Roy, if the above terms are acceptable to RBBA, please confirm this by having the appropriate RBBA official sign in the space provided below and return this Letter Agreement to me via FAX. We can then task our respective legal representatives with drafting the long form agreement as described above. Don't hesitate to call me if you would like to discuss any aspect of this letter Agreement in more detail before proceeding.



Best regards,



/s/ Mark S. Belkinsky

Mark S. Belinsky
Senior Vice President




cc:   John Ryan, Bill Krepick
      Vic Viegas, Chris Wilcox,
      Gerry Brill

Accepted and Agreed by RBBA


   /s/ R. Bennett                                  16 SEPT. 1998
------------------------                        ----------------
  By (Signature)                                        Date





  R. BENNETT                                       PRESIDENT
  Printed Name                                          Title

                                                       Macrovision Corporation

                                                            1341 Orleans Drive
                                                          Sunnyvale, CA  94089
                                                                (408) 743-8600
                                                          Fax:  (408) 743-8610
                                                           www.macrovision.com


BY FAX - 604-925-9367 - 1 PAGE


June 9, 1999

Mr. Roy B. Bennett
Roy B. Bennett & Associates, Ltd.
2757 Chelsea Court
West Vancouver, BC  V7S 3E9
CANADA

Dear Roy:

                   Re: Less-Than-Real-Time Option Agreement


Thank you for your fax to Bill Krepick dated June 4, 1999. Based on your representations and the materials you included with that fax, we are happy to agree to the Nevada company that you have recently incorporated, E-VIDEO U.S.A., INC., being the designated option holder in accordance with the terms of our letter agreement.


Best regards,

/s/ Christopher Wilcox

Christopher J. Wilcox,
Director, Contracts & Licensing
chrisw@macrovision.com

cc:   W. Krepick
      J. Ryan
      V. Viegas